SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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☐	Soliciting Material Pursuant to Section 240.14a-12

HEARTLAND FINANCIAL USA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 10, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the annual stockholders' meeting of Heartland Financial USA, Inc. to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 22, 2013, at 6:00 p.m.

At our annual meeting, we will discuss and vote on the matters described in the notice of annual meeting of stockholders and the proxy statement. Copies of the meeting notice and proxy statement are enclosed, together with a copy of our 2012 Annual Report to Stockholders.

To register your vote, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. In the alternative, you may vote your proxy by Internet or telephone by following the instructions on the proxy card. You will be asked to follow the prompts on the Internet or by phone to vote your shares. Your electronic or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

We encourage you to attend our annual meeting in person and enjoy camaraderie with other stockholders at the reception following our meeting. I look forward to visiting with you.

Sincerely,

Lynn B. Fuller
Chairman of the Board

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

We ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres at a reception following the meeting. In order to comfortably accommodate all stockholders, we ask that you please return the enclosed reservation card. Doing so will allow us to have a nametag prepared for each attendee. The reception will be held in the ballroom pre-function area at the Grand River Center, 500 Bell Street, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the annual meeting in order to attend the reception.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2013

TO THE STOCKHOLDERS:

The annual meeting of stockholders of HEARTLAND FINANCIAL USA, INC. will be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 22, 2013, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

(1)	to elect three (3) Class II directors;
(2)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
(3)	to approve, on a non-binding advisory basis, compensation to our executive officers; and
(4)	to transact such other business as may properly be brought before the meeting, or any adjournments or postponements of the meeting.

The Board of Directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 25, 2013, are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly to ensure they are represented at the meeting. In the event there are an insufficient number of votes for a quorum, or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

The Board of Directors recommends a vote "for" the three Class II nominees for election to three-year terms ending 2016 as listed in the Company's 2013 Proxy Statement, and "for" Proposals 2 and 3.

By Order of the Board of Directors:

Lois K. Pearce
Secretary

Dubuque, Iowa
April 10, 2013

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States. In addition, you may vote your proxy by Internet or telephone by following the instructions on the Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 22, 2013:  The Proxy Statement and Annual Report to Stockholders are available at  www.htlf.com.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Heartland Financial USA, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Grand River Center located at 500 Bell Street, Dubuque, Iowa, on Wednesday, May 22, 2013, at 6:00 p.m. Central Daylight Time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 10, 2013.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting. The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 25, 2013, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to be voted upon to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder designated on the proxy card as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card. This will ensure that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign, and return your proxy card in advance of the meeting in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the following matters proposed by our Board of Directors:

(1)	to elect three (3) Class II directors of Heartland for a term expiring in 2016;
(2)	to ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
(3)	to approve, on a non-binding advisory basis, compensation to our executive officers; and
(4)	to transact such other business as may properly be brought before the meeting, or any adjournments, or postponements of the meeting.

Our Board of Directors recommends that you vote FOR each of these proposals.

These matters are more fully described in the proxy statement. We are not aware of any other matters that will be voted on at the annual meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on these matters in a manner they consider appropriate.

How do I vote?

You may vote either by mail, Internet, telephone, or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct. In addition, you may vote your proxy by Internet or telephone by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement, “for” the ratification of our independent registered public accounting firm, and “for” the approval of Heartland executives' compensation as described in the Compensation Discussion and Analysis.

If you want to vote in person, please come to the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a separate proxy from your broker in order to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return all proxy cards, or vote by Internet or phone, to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how he or she should vote your shares. It will then be your broker's responsibility to vote your shares in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote in their discretion on behalf of their customers on routine matters, such as the ratification of KPMG LLP as our independent registered public accounting firm; however, brokers cannot vote on non-routine matters, such as the election of directors or any matter related to executive compensation, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us indicating that he or she does not have authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below under “How many votes are needed for approval of each proposal?”. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on for all matters brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning the procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

*	signing another proxy with a later date and returning that proxy to Ms. Lois K. Pearce, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
*	sending notice to us that you are revoking your proxy;
*	voting your proxy by Internet or telephone by following the instructions on the proxy card; or
*	voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

*	is present and votes in person at the meeting; or
*	has properly submitted a signed proxy card or other proxy.

On March 25, 2013, there were 16,854,947 shares of common stock issued and outstanding. Therefore, at least 8,427,475 shares need to be present to constitute a quorum to hold the annual meeting and conduct business.

What happens if a nominee for director is unable to stand for election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against,” or “abstain” on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

How many votes are needed for each proposal?

The directors are elected by a plurality and the three individuals receiving the highest number of votes cast “for” their election will be elected as directors of Heartland.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required to approve ratification of the appointment of independent public accountants for the fiscal year ending December 31, 2013.
The vote on our executive compensation is advisory and will not be binding upon Heartland or the Board of Directors. However, the Compensation/Nominating Committee of the Board will consider the extent of approval in establishing our compensation plan for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting. Abstentions will have the same effect as negative votes.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC by the close of business on the fourth business day after the meeting, which will be by May 29, 2013.

Who bears the cost of soliciting proxies?

We bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors, and employees of Heartland, or its subsidiaries, may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the annual meeting to be held on May 22, 2013, you will be entitled to vote for three Class II directors for terms expiring in 2016. The Board of Directors is divided into three classes of directors having staggered terms of three years. Two of the three nominees for election as Class II directors are incumbents: Messrs. Mark C. Falb and John K. Schmidt. Mr. Duane E. White has been nominated for his first term as a director. We have no knowledge that any of the nominees will refuse or be unable to serve, but if any becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and concerning the other directors whose terms of office will continue after the meeting. Included in the information is each director's age, year first elected, and business experience during the previous five years.

The Board of Directors recommends that you vote your shares FOR each of the nominees.

NOMINEES
CLASS II (Term Expires 2016)

Mark C. Falb; 65; Chairman of the Board and Chief Executive Officer, Kendall/Hunt Publishing Company and Westmark Enterprises, Inc., Dubuque, Iowa

*	Independent Director of Heartland since 1995
*	Vice Chairman of the Board of Heartland since 2001
*	Chairman, Audit/Corporate Governance Committee and Compensation/Nominating Committee of Heartland since 2001
*	Director of Dubuque Bank and Trust Company and Citizens Finance Co., Heartland subsidiaries, for more than five years
*	Chairman of the Board of Dubuque Bank and Trust Company for more than five years

Mr. Falb has been Chairman of the Board and Chief Executive Officer of Kendall/Hunt Publishing Company, a publisher of textbooks for the Pre-Kindergarten - 12th grade market and the higher education market, and Westmark Enterprises, Inc., a real estate development company, since 1993. Mr. Falb brings to our Board considerable experience in executive management of nationally based organizations and experience in finance and financial accounting. Mr. Falb has significant community contacts and is considered a leader in our primary market of Dubuque and the Tri-State area of Iowa, Illinois, and Wisconsin.

John K. Schmidt; 53; Executive Vice President, Chief Operating Officer and Chief Financial Officer, Heartland Financial USA, Inc., Dubuque, Iowa

*	Director of Heartland since 2001
*	Chief Operating Officer of Heartland since 2004
*	Executive Vice President and Chief Financial Officer of Heartland since 1991
*	Director of Dubuque Bank and Trust Company, Galena State Bank & Trust Co., Riverside Community Bank, and Citizens Finance Co., Heartland subsidiaries, for more than five years
*	Past subsidiary directorship: First Community Bank (now a branch of Dubuque Bank and Trust Company) from 2004-2007
*	Chairman of Loras College Board of Regents, Dubuque, Iowa, from 2011-present

Prior to joining Dubuque Bank and Trust Company in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency (OCC) and Peat Marwick Mitchell, currently known as KPMG LLP. Mr. Schmidt was the President of Dubuque Bank and Trust Company from 1999-2004. A CPA (inactive), Mr. Schmidt brings to our Board extensive knowledge in operational bank management and accounting and Heartland.

Duane E. White; 57; Partner, Aveus, LLC, St. Paul, Minnesota

*	Nominee to become Independent Director of Heartland in 2013
*	Director of Minnesota Bank & Trust since 2008
*	Director of Fair Isaac Corporation since 2009

Mr. White is currently a partner at Aveus, a management consulting firm in St. Paul, Minnesota. He started this position in 2013. Prior to joining Aveus, Mr. White was an independent consultant for 6 years. He also has over nine years of banking experience with U.S. Bancorp. Mr .White was President of the mortgage division for 3 years, Senior Vice President of Mergers and Acquisitions for 2 years, Senior Vice President of Marketing Support and Product Management, and Senior Vice President of Corporate Development. He began his career working for the OCC as an examiner and was also involved with the regulatory supervision of problem banks in his role as the Assistant to the Regional Director of Special Projects. Mr. White brings considerable expertise in financial services, including merger and acquisition activity, to our Board, as well as community knowledge and perspective of the Twin Cities, one of our newer geographic markets.

CONTINUING DIRECTORS
CLASS III (Term Expires 2014)

James F. Conlan; 49; Partner with Sidley Austin LLP, Chicago, Illinois

*	Director of Heartland since 2000
*	Director of Dubuque Bank and Trust Company and Citizens Finance Co., Heartland subsidiaries, for more than five years

Mr. Conlan has been a partner with Sidley Austin LLP, one of the largest law firms in the world, since 1996. Mr. Conlan has also been a member of the Executive Committee of Sidley Austin since 2005, Vice Chairman from 2000 to 2006, and Co-Chairman of the Firm-Wide Corporate Reorganization Practice since 2006. Mr. Conlan brings to our Board considerable expertise in complex financial structurings, particularly those associated with workout transactions, and the legal implications of such transactions.

Thomas L. Flynn; 57; President of Aggregate Materials Company; Past President and CEO of Flynn Ready-Mix Concrete Co.

*	Independent Director of Heartland since 2002
*	Director of Dubuque Bank and Trust Company and Citizens Finance Co., Heartland subsidiaries, for more than five years
*	Vice Chairman of the Board of Heartland since 2005
*	Vice Chairman of the Board of Dubuque Bank and Trust Company since 2006

Mr. Flynn currently serves as President of Aggregate Materials Company located in East Dubuque, Illinois. Mr. Flynn was President and Chief Executive Officer of Flynn Ready-Mix Concrete Co. from 1999 until his retirement with the company in 2012. He was Chief Financial Officer of Flynn Ready-Mix from 1977 until 1999. He is a past Chairman of the Board of Directors of the National Ready-Mix Concrete Association. Mr. Flynn is a former member of the Iowa Legislature having served for eight years as a State Senator. He also served for ten years as an adjunct faculty member in the Business Department of a local Liberal Arts College teaching courses in finance and business research methods. Mr. Flynn brings to our Board considerable small business expertise, business contacts in one of our principal markets, and skill in governance.

CLASS I (Term Expires 2015)

Lynn B. Fuller; 63; Chairman, President and Chief Executive Officer, Heartland Financial USA, Inc., Dubuque, Iowa

*	Director of Heartland since 1987
*	President of Heartland since 1990
*	Chief Executive Officer of Heartland since 1999
*	Chairman of the Board of Heartland since 2000
*
Director of Dubuque Bank and Trust Company, Wisconsin Bank & Trust, New Mexico Bank & Trust, Rocky Mountain Bank, Summit Bank & Trust, and Citizens Finance Co., Heartland subsidiaries, for more than five years

*	Director of Minnesota Bank & Trust, a subsidiary, since 2008
*	Other past subsidiary directorships: Galena State Bank & Trust Co., Riverside Community Bank, and First Community Bank (now a branch office of Dubuque Bank and Trust Company)
Mr. Fuller began his banking career with Dubuque Bank and Trust Company in 1971. He then worked as an officer at First National Bank of St. Paul from 1976 until returning to Dubuque Bank and Trust Company in 1978. Mr. Fuller has the deepest knowledge and understanding of Heartland and the most extensive experience in the banking business of any director, with hands-on operational experience and decades of experience in all aspects of commercial banking.

John W. Cox, Jr.; 65; Vice President of External Affairs and General Counsel for Jo-Carroll Energy, Inc. (NFP), Elizabeth, Illinois; Attorney at Law, Galena, Illinois

*	Independent Director of Heartland since 2003
*	Director of Galena State Bank & Trust Co., a Heartland subsidiary, since 1998
*	Vice President of External Affairs and General Counsel for Jo-Carroll Energy, Inc. (NFP), since 2007
*	Practicing attorney in Galena, Illinois, for over 35 years prior to joining Jo-Carroll Energy, Inc.

Mr. Cox is a former Member of the U.S. House of Representatives from the 16th District of the State of Illinois. During his term in the U. S. Congress, Mr. Cox served on the House Banking and Finance Committees. He brings to our Board significant knowledge of, and contacts with, community leaders in the markets we serve in Northern Illinois, Eastern Iowa and Southwestern Wisconsin, as well as working knowledge of the legal interpretations and consequences of banking decisions.
______________________________________________________________________________________________________

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Heartland and any other person pursuant to which any of our directors have been selected for their respective positions. With the exception of Mr. Conlan, who is the brother-in-law of Mr. Fuller, no member of the Board of Directors is related to any other member of the Board.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our Board of Directors

There are currently seven members on the Board of Directors of Heartland. Director James Hill will retire from the board in May 2013 after serving two (2) three-year terms and Mr. Duane White has been nominated to fill the vacancy. Although it is the responsibility of Heartland's officers to manage day-to-day operations, the Board oversees our business and monitors the performance of our management.

Independence. Our Board has determined that each of Messrs. Falb, Cox, Flynn, and Hill is, and that Mr. White will be, an “independent” director as defined in the rules of the NASDAQ Stock Market and the rules and regulations of the SEC. Messrs. Fuller and Schmidt are not independent because they are executive officers of Heartland. Because Mr. Conlan is the brother-in-law of Mr. Fuller, our Board determined that Mr. Conlan is not independent. In considering the independence of the directors, our Board reviewed questionnaires prepared by each director, reviewed its own records of transactions with directors, and inquired of directors whether they, or any member of their immediate families, had engaged in any transaction with us, other than transactions made in the ordinary course of business.

Meetings.  Our directors meet on at least a quarterly basis, or as needed at special meetings held periodically throughout the year. During 2012, the Board of Directors held four regular meetings and seven special meetings. All directors attended at least 75% of the meetings of the Board of Directors and its Committees on which they served, except for Mr. Hill who attended 74% of such meetings, and Mr. Conlan who attended 73% of such meetings.

The independent directors are offered the opportunity at each meeting of the Board of Directors to meet without Messrs. Fuller, Schmidt and Conlan in attendance. During 2012, the independent directors met in such capacity three times. Each of our Audit/Corporate Governance Committee and our Compensation/Nominating Committee consists solely of independent directors and these committees meet in conjunction with most regular Board meetings.

It is Heartland's policy that all directors be in attendance at annual meetings unless excused by the Chairman of the Board. In 2012, all seven of our directors attended the annual meeting in person.

Board Leadership.  Under our bylaws, the Chairman of the Board presides at meetings of the Board at which he is in attendance. Mr. Fuller, our Chief Executive Officer, has been Chairman of our Board of Directors since 2000. Mr. Fuller, as the director with the most knowledge of banking operations and of Heartland’s business, is the director most capable of leading discussions on important matters affecting Heartland, including formulation and implementation of corporate strategy. In addition, our Board believes that Mr. Fuller’s role as Chairman creates a firm link with management and a clear indication of management authority, and causes the Board to function more effectively and efficiently. Our Board believes that our performance during Mr. Fuller’s tenure reflects the effectiveness of his leadership and his goal of advancing Heartland’s interests over personal gain.

Although Mr. Falb, the Chairman of both our Audit/Corporate Governance Committee and our Compensation/Nominating Committee, has not been formally designated as the “lead director,” he chairs and assists in setting the agenda for executive sessions of the Board, as well as regularly interacts with Messrs. Fuller and Schmidt to convey concerns of the directors and assists with the full agenda for Board meetings.

Risk Management - Background.  Heartland has historically delegated some portion of the risk management function for traditional bank products to its subsidiary banks. The role of Heartland’s management has traditionally been to oversee and audit this function and to manage risk on an enterprise-wide basis for assets and liabilities, such as securities, bank borrowings and interbank transactions. The economic environment of the past several years has led Heartland to take a more active role in the risk management. In addition to a more formalized approach to risk management, Heartland has developed a specialized program for working with and through the disposition of troubled loans, which increased during the recession. The program encompasses specialized personnel at Heartland, as well as the subsidiary banks, with the experience and authority to manage troubled loans and other assets. Furthermore, Heartland has added personnel to its audit and loan review departments, and its subsidiary banks have added compliance personnel. Heartland also added the role of Chief Risk Officer in 2009 to manage audit, compliance and loan review functions. Beginning in 2011, the Chief Risk Officer began the development of an enterprise risk management system.

Risk Management - The Board. The Heartland Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. The Board of Directors is involved in overseeing all risks across the enterprise, and actively participates by establishing policies, limits and tolerances, and reviewing reports provided by management and the Chief Risk Officer for monitoring those activities. The Audit/Corporate Governance Committee oversees risks associated with financial reporting, including internal control over financial reporting, and identifies and oversees compliance with changing laws and regulations. The Compensation/Nominating Committee also identifies, reviews and oversees risks created by Heartland’s executive benefit programs and employee compensation plans. The Compensation/Nominating Committee also consults with the Chief Risk Officer for risk input pertaining to compensation.

Risk Management - Senior Management. Senior Management of Heartland has direct oversight and involvement in risk management via reporting and regular cross-functional communications. Senior management personnel are assigned responsibility to monitor and manage risk within their functional areas of responsibility, aided by the input and support of other managers. Typically, the senior manager will work with Heartland and subsidiary bank staff to develop, implement, and monitor standardized policies, procedures, products, risk limits, and tolerances. Additional oversight, monitoring and feedback is provided through the risk management system administered by the Chief Risk Officer. The Board believes that this structure enables Heartland to proactively manage material risks as close as reasonably possible to the level where functional decisions are made.

Committees of the Board

Audit/Corporate Governance Committee. The members of the Audit/Corporate Governance Committee are Messrs. Falb, Cox, Flynn, and Hill. Mr. White will be appointed to the Audit/Corporate Governance Committee to replace Mr. Hill if he is elected at the Annual Meeting. Each of Messrs. Falb, Cox, Flynn, and Hill is, and Mr. White will be, an “independent” director under the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC. The Board of Directors has determined that each member of the Audit/Corporate Governance Committee qualifies as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the SEC. The Board based this decision on the educational background and experience of Mr. Falb and Mr. Flynn in financial accounting, the business administration experience of Mr. Hill, and the legal experience of Mr. Cox. In addition, the understanding these committee members bring as executive officers of other companies, and their familiarity analyzing financial statements, were factors in the designation.

The Audit/Corporate Governance Committee charter can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the Audit/Corporate Governance Committee are to:

*	monitor the integrity of the company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;
*	retain, oversee, review, and terminate the company’s independent registered public accounting firm and pre-approve all services performed by such firm;
*	provide an avenue of communication among the independent registered public accounting firm, management, risk management function, and the internal audit function and the Board of Directors;
*	encourage adherence to, and continuous improvement of, the company’s policies, procedures, and practices at all levels;
*	review areas of potential significant financial risk to the company;
*	review and approve related party transactions; and
*	monitor compliance with legal and regulatory requirements, and establish appropriate corporate governance policies for the company.

The Audit/Corporate Governance Committee's duties and functions are set forth in more detail in its charter.

Mr. Falb has served as Chairman of the Audit/Corporate Governance Committee since 2001. During 2012, the Audit/Corporate Governance Committee met four times. To promote independence of the audit function, the Audit/Corporate Governance Committee consults both separately and jointly with our independent registered public accounting firm, internal auditors, and management.

The report of the Audit/Corporate Governance Committee is contained later in this proxy statement and the processes used by the Audit/Corporate Governance Committee to approve audit and non-audit services are described later in this proxy statement under the caption, “Relationship With Independent Registered Public Accounting Firm-Audit/Corporate Governance Committee Pre-Approval Policy.”

Compensation/Nominating Committee.  The Compensation/Nominating Committee currently consists of Messrs. Falb, Cox, Flynn, and Hill. Mr. White will be appointed to the Compensation/Nominating Committee to replace Mr. Hill if he is elected at the Annual Meeting. Each of Messrs. Falb, Cox, Flynn, and Hill is, and Mr. White will be, an “independent”

director as defined by listing requirements of the NASDAQ Stock Market, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Falb has served as Chairman of the Compensation/Nominating Committee since 2001.

The charter of the Compensation/Nominating Committee can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the Compensation/Nominating Committee are to:

*	discharge the responsibilities of the Board relating to the compensation of the company’s executive officers;
*	evaluate and make recommendations to the Board relating to the compensation of individuals serving as directors of the company;
*	direct the creation of, and approve an annual report on executive compensation for inclusion in the company’s proxy statement in accordance with all applicable rules and regulations; and
*	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next annual meeting of stockholders.

The Compensation/Nominating Committee meets as often as necessary to evaluate the performance of the named executive officers, to determine salaries and bonuses for the coming year, and to consider and approve any grants under incentive compensation programs. In formulating and approving the compensation programs for executive officers, the Compensation/Nominating Committee also meets with the risk management personnel of Heartland to consider whether the executive compensation programs are appropriately balanced, do not create inappropriate risk-taking incentives, and do not impair the safety and soundness of Heartland and its subsidiary banks. The Compensation/Nominating Committee held eight meetings in 2012.

The Compensation/Nominating Committee's duties and functions are set forth in more detail in its charter. The process used by the committee to evaluate and determine executive compensation is described in this proxy statement under the caption “Executive Officers and Directors Compensation - Compensation Discussion and Analysis - Administration of our Compensation Program." The report of the Compensation/Nominating Committee is also contained later in this proxy statement.

Director Nominations and Qualifications

In carrying out its nominating function, the Compensation/Nominating Committee evaluates all potential nominees for election, including incumbent directors, Board nominees, and stockholder nominees, in the same manner. We did not receive any stockholder nominations for the 2013 annual meeting. The Compensation/Nominating Committee believes that, at a minimum, potential directors should have the highest personal and professional ethics, integrity and values, a sufficient educational and professional background that enables them to understand our business, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve, and an ability to meet the standards and duties set forth in our code of conduct. Additionally, no nominee can be eligible for election or re-election as a director if, at the time of such election, such person is 70 or more years of age. Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively. Although our Compensation/Nominating Committee considers diversity, including diversity of experience, gender, and ethnicity in nominations, it does not have a formal diversity policy.

The Compensation/Nominating Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with NASDAQ Stock Market requirements (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the Compensation/Nominating Committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for purposes of identifying candidates.

Heartland has a strong stock ownership philosophy for its executive officers and directors. Effective in March 2012, the Board approved the addition of the Heartland stock ownership standard for its directors. The standard was already in place for executive officers. Directors, similar to that of executive officers, are expected to continue to increase their Heartland ownership through acquiring common stock or restricted stock units (RSUs) until total ownership reaches between 30,000 and 100,000 shares, depending on their tenure with the Company.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, www.htlf.com, our Board of Directors can be contacted through Heartland’s corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Lois K. Pearce, Secretary, or by telephone at Heartland’s administrative offices at (563) 589-2100, or toll free at (888) 739-2100. Each communication will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Compensation/Nominating Committee as a nominee and be included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our corporate secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. For our 2014 Annual Meeting, such notice would need to be received on or before December 10, 2013. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Nominating Committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our corporate secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting. The stockholder's notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence address, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the Board, pursuant to this paragraph, will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement for the 2014 annual meeting of stockholders, stockholder proposals must be received by our corporate secretary, at the above address, no later than December 10, 2013, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal with our corporate secretary not less than 30 nor more than 75 days prior to the scheduled date of the annual meeting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all directors and employees. The code sets forth the standard of ethics we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. All directors have received, and acknowledged in writing, the Code of Business Conduct and Ethics Policy, along with the Code of Business Conduct and Ethics Violation Reporting Procedure. The code is posted on our website, www.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

Our Board of Directors believes that any compensation received by a non-employee director should be tied directly to the success of Heartland and, by extension, the success of all Heartland stockholders. Non-employee directors are compensated for service on the Heartland Board of Directors solely by issuance of restricted stock units granted under the 2012 Long-Term Incentive Plan in an amount determined by the committee at its annual meeting. The RSUs are awarded as of the date of the annual meeting and vest on the earlier of the one-year anniversary of grant, or the date of the next annual meeting. In the event a director leaves the Board for any reason prior to any vesting date (other than due to death or disability), the committee retains sole discretion to determine whether to accelerate vesting. In the event of the death or disability of the director, the RSUs vest.

Each of Messrs. Conlan, Cox, and Hill were granted 1,000 restricted stock units on May 16, 2012 as their sole compensation for the period from the May 16, 2012 Annual Meeting to the May 22, 2013 Annual Meeting. Mr. Falb and Mr. Flynn who chair and co-chair, respectively, both Audit/Corporate Governance and Compensation/Nominating committees, were granted 1,100 restricted stock units. Mr. Fuller and Mr. Schmidt, who are officers, do not receive any compensation for serving on the Board of Heartland or any of its subsidiary banks. Messrs. Conlan, Cox, Falb, Flynn, and Hill also serve on the Board of one of our subsidiary banks and receive cash compensation or Heartland stock for such service.

The following table shows the compensation earned during 2012 by each of our independent directors for service on the Heartland Board of Directors and the Boards of our subsidiary banks:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
James F. Conlan	$12,900	$18,700	$31,600
John W. Cox, Jr.	$6,800	$18,700	$25,500
Mark C. Falb	$11,825	$20,570	$32,395
Thomas L. Flynn	$14,300	$20,570	$34,870
James R. Hill	$3,100	$18,700	$21,800

(1) The amounts in this column include fees earned or paid in cash for services as a director at one of Heartland’s subsidiaries. The fees for Mr. Falb represent his service on the Board and Committees of Dubuque Bank and Trust Company. The fees for Mr. Cox are for his service on the Board of Galena State Bank & Trust Co. The fees for Mr. Hill reflect director fees for serving on the Board of Summit Bank & Trust. Directors Conlan and Flynn chose to receive Heartland common stock in lieu of cash for their service on the Board and Committees of Dubuque Bank and Trust Company, with the number of shares issued based upon the closing price of $26.92 per share on December 21, 2012, the day after the last regular board meeting of the year. This equated to 531 shares issued to Mr. Flynn and 479 shares issued to Mr. Conlan.

(2) The amounts in this column also represent the 1,000 and 1,100 restricted stock units issued to our directors, as indicated above, and were based upon the $18.70 per share closing price for our common stock on May 16, 2012, the date of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock at January 15, 2013, by each person we know to beneficially own more than 5% of our outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table, and by all directors and executive officers of Heartland as a group.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class
5% Stockholders, Directors and Nominees
Directors
James F. Conlan	360,240	(2)	2.1%
John W. Cox, Jr.	28,735	(3)	*
Mark C. Falb	100,241	(4)	*
Thomas L. Flynn	70,148	(5)	*
Lynn B. Fuller	980,891	(6)	5.8%
James R. Hill	5,988		*
John K. Schmidt	204,341	(7)	1.2%
Duane E. White	—		*
Other Executive Officers
Kenneth J. Erickson	206,561	(8)	1.2%
Douglas J. Horstmann	167,427	(9)	1.0%
Brian J. Fox	2,517		*
All directors and executive officers as a group (12 persons)	2,143,172		12.7%

* Less than one percent
(1) Includes the following shares that may be purchased through the exercise of options within 60 days of January 15, 2013: Mr. Fuller - 12,667 shares; Mr. Schmidt - 19,334 shares; Mr. Erickson - 10,000 shares; Mr. Horstmann - 10,500 shares; and all directors and executive officers as a group - 61,501 shares. Also includes RSUs that vested within 60 days of January 15, 2013: Mr. Fuller- 3,000 shares; Mr. Schmidt- 2,500 shares; Mr. Erickson- 1,666 shares; and Mr. Horstmann- 1,666 shares. All shares shown represent sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2) Includes 225,602 shares held by Mr. Conlan’s spouse, as trustee, and 134,159 shares held in trust for his children, over which Mr. Conlan’s spouse is trustee. Mr. Conlan has disclaimed beneficial ownership of 359,761 shares of common stock: 225,602 held in his spouse’s trust, 67,079 held in trust, and 67,080 held in trust.

(3) Includes 17,226 shares held by John W. Cox, Jr., Inc., of which Mr. Cox is a controlling stockholder and 4,839 shares held by McJoyce, Inc. of which Mr. Cox is a controlling stockholder.
(4) Includes 68,856 shares held by Mr. Falb’s spouse, as trustee. Mr. Falb has disclaimed beneficial ownership of 68,856 shares of common stock held by Mr. Falb’s spouse as trustee.
(5) Includes 2,786 shares held by Mr. Flynn’s spouse in an individual retirement account (IRA) and 28,524 shares held by Mr. Flynn jointly with his spouse. Mr. Flynn has disclaimed beneficial ownership of 2,786 shares of common stock held by his spouse in an IRA.

(6) Includes an aggregate of 6,689 shares held by Mr. Fuller’s spouse and son, 823,269 shares held in a trust for which Mr. Fuller is sole trustee, and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee. Mr. Fuller has disclaimed beneficial ownership of 129,767 shares of common stock: 6,000 held by his spouse, 123,078 held as trustee, and 689 held by his son. Mr. Fuller has pledged 421,297 shares of common stock as collateral for a personal loan. Mr. Fuller’s mailing address is: Heartland Financial USA, Inc., 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778.

(7) Includes an aggregate of 26,082 shares held by Mr. Schmidt’s spouse and minor children and 2,506 shares held by Mr. Schmidt jointly with his spouse. Mr. Schmidt has disclaimed beneficial ownership of 12,173 shares of common stock held by his spouse. 85,000 shares of common stock held in Mr. Schmidt’s name and 7,000 shares of common stock held in his spouse’s name are subject to pledge as collateral for a personal loan.

(8) Includes 69,875 shares held by Mr. Erickson’s spouse. Mr. Erickson has disclaimed beneficial ownership of the same number of shares held by his spouse.
(9) Includes 27,000 shares held by Mr. Horstmann’s spouse, as trustee. Mr. Horstmann has disclaimed beneficial ownership of the same number of shares held by his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers, and 10% stockholders file reports of ownership and changes in ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Mr. Melvin E. Miller, former Executive Vice President and Chief Investment Officer, filed one late report on Form 4 during the year ended December 31, 2012. Based upon information provided by officers and directors, except with respect to such report, we believe all our officers, directors, and 10% shareholders filed all reports on a timely basis in the 2012 fiscal year.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation philosophy and objectives with respect to our named executive officers. The CD&A also covers compensation factors, elements of compensation, and the basis for compensation decisions for 2012. Our named executive officers for 2012 are Lynn B. Fuller, John K. Schmidt, Kenneth J. Erickson, Douglas J. Horstmann, and Brian J. Fox.

We design our executive compensation program to be both competitive in the marketplace and to align the interests of our executive officers with the long-term interests of our stockholders. Our goal is to pay total cash compensation (base salary plus incentive compensation or bonus) near the median of our peer group for comparable positions and performance. We attempt to maintain base salary at slightly less than the median, but place incentive compensation above the median because we believe this is a reasonable way in which to encourage performance. We also strive to pay a larger portion of the total compensation to executive officers in performance-based pay that is tied to the achievement of our 1-Year and 5-Year Plans of business operations because we believe this appropriately focuses our executive officers on consistent, sustained performance and appropriately manages risk.

Between December 19, 2008, and September 15, 2011, we participated in the Capital Purchase Program of the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”). During that time, we were prohibited from paying cash incentive compensation to our five most highly compensated officers, including our Chief Executive Officer, Chief Financial Officer and other named executive officers. Therefore, our five most highly compensated officers did not receive cash bonuses or other incentive compensation in 2009, 2010, or during the first nine months of 2011.

In 2010 our operations, which had been impacted by the recession in 2009, recovered to nearly pre-recession levels. In recognition of the role of our named executive officers in this recovery, and the fact that their salaries and equity compensation were frozen during the previous several years, the Compensation/Nominating Committee increased the base salaries of our executive officers in 2010. Although the increased salaries brought the executive officers’ compensation closer to that of our peers, they continued to receive less overall compensation than officers at comparable peers.

In 2011, our earnings and operations continued to rebound, and we rewarded our named executive officers with additional base salary increases to bring their base salaries nearly equal to the median at comparable peers. Nevertheless, because we remained a TARP participant until September 15, 2011, we were unable to provide bonuses and most forms of equity compensation to four of our five executive officers through that date. Although these restrictions lapsed when we repaid our obligations under TARP on September 15, 2011, in part based upon Mr. Fuller’s recommendation, we did not immediately implement an incentive compensation plan for three of the four executive officers who had been subject to the TARP limitations, but instead instructed management to create a long-term incentive plan to be implemented in 2012. Because of this, the overall compensation to our executive officers remained below overall compensation to comparable peers in 2011.

In 2012, and as part of the newly created longer-term plan, we granted both performance-based and time-based restricted stock units (“RSUs”) to our executive officers. In all cases the number of performance-based RSUs granted was either equal to or greater than the number of time-based RSUs granted. We also re-established a cash-based incentive compensation program that paid our executive officers incentive compensation based upon a variety of financial metrics that were designed to encourage not only performance, but to ensure growth in quality assets, to limit excessive liability risk, and to reward adherence to our longer-term financial plan. Because we wanted to establish compensation that was directly influenced by our performance, we did not increase base salaries for our executive officers in 2012.

Regulatory Impact on Compensation

As a publicly-traded financial institution, the Company must comply with overlapping layers of regulation when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require Heartland and the Compensation/Nominating Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. Although the regulatory focus on risk assessment has increased over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.
Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the Federal Deposit Insurance Corporation (FDIC) prohibits excessive compensation and views it as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or non-cash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution’s overall financial condition.
In the summer of 2010, the financial institution regulatory agencies issued additional joint guidance, Guidance on Sound Incentive Compensation Policies, which was in many respects intended to serve as a complement to the Safety and Soundness standards. The joint agency guidance establishes a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. The joint agency guidance is intended to focus the institution’s attention on balanced risk-taking incentives compatible with effective controls and risk management and with general principles of strong corporate governance.
The Dodd-Frank Act also requires the federal financial institution regulatory agencies to jointly adopt regulations or guidelines that govern incentive-based compensation practices at institutions with more than $1 billion in assets. Proposed regulations implementing the Dodd-Frank Act requirement were issued in March 2011. Although these new regulations are not effective, with respect to financial institutions with less than $50 billion in assets, the regulations largely restate the framework set forth in the Safety and Soundness standards and joint agency guidance described above.
In addition to the guidelines imposed upon us by financial institution regulatory agencies, as a publicly-traded corporation, Heartland is also subject to the Security and Exchange Commission's (SEC) rules regarding risk assessment. These rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements creates risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs, or arrangements, create risks that are reasonably likely to have a material adverse effect on Heartland.
The Compensation/Nominating Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for Heartland's named executive officers. The Committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Heartland’s compensation programs for named executive officers, and will monitor adoption of the final regulations under the Dodd-Frank Act to incorporate into its risk assessment procedures the new regulations and procedures as adopted.
In addition to the above, in making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the following: Section 162(m) of the Internal Revenue Code limiting the tax deductibility of certain compensation unless it is considered performance-based under the Code, the non-qualified deferred compensation rules under Section 409A of the Code, and the change-in-control golden parachute rules under Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results.
Administration of Our Compensation Program

Role of the Compensation/Nominating Committee. The Compensation/Nominating Committee, which consists solely of independent directors, is primarily responsible for setting executive compensation for Heartland. Although many decisions for our compensation program in the following year are made in the last quarter of the current fiscal year, the Compensation/Nominating Committee continues to meet and, as appropriate, evaluate and adjust the compensation program throughout the year.
The Compensation/Nominating Committee reviews and evaluates a broad range of material requested and received from management. The Committee also relies on an independent compensation consultant and legal counsel in establishing or modifying compensation programs, including, but not limited to, the following:

*	financial reports covering, among other things, historical and year-to-date financial performance vs. budget and financial performance vs. representative peer groups;
*	reports on levels of achievement of individual and corporate performance objectives;
*	reports on Heartland’s strategic objectives and future budgets;
*	information on executive officers’ stock ownership and option holdings;
*	agreements and other plan documents regarding compensation; and
*	reports from consultants retained by the Compensation/Nominating Committee.

The Compensation/Nominating Committee makes all decisions regarding the compensation of our executive officers. Although the Compensation/Nominating Committee reports its decisions to our Board of Directors, there is no requirement for Board approval.
Role of Management. Our management performs employee performance evaluations, establishes business performance targets and objectives, and recommends salaries, bonuses, and equity awards. Our Chief Executive Officer and Chief Financial Officer assist the Chairman of the Compensation/Nominating Committee with setting the agenda for the Committee’s meetings and coordinate the preparation of materials for all such meetings. At the request of the Compensation/Nominating Committee, our Chief Executive Officer and Chief Financial Officer also provide information regarding our strategic objectives, evaluations of executive officers’ performance, and compensation recommendations for executive officers other than themselves. Our Chief Executive Officer and Chief Financial Officer do not approve the compensation arrangements of any executive officers or participate in the formulation of their own compensation.
Role of Advisors - Peer Comparison. Frederic W. Cook & Co., Inc. (“FWCC”) has been retained by the Compensation/Nominating Committee since 2004, and each year thereafter, to provide compensation consulting services. FWCC does not provide any services to Heartland except for its services to the Compensation/Nominating Committee in advising on executive compensation. FWCC’s role includes providing market information on compensation levels and practices, assisting in the design of compensation programs, providing input on related technical and regulatory matters, and working with other advisors in developing current peer comparison groups.
In complying with the new Dodd-Frank regulations, which requires the Compensation/Nominating Committee of U.S. public companies to consider six “independence factors” when selecting its compensation advisor, the Committee addressed each of the six factors and concluded that FWCC qualified under each criteria as an independent consultant and did not have a conflict of interest.
The Compensation/Nominating Committee annually reviews peer group comparisons generated by FWCC as a benchmark in establishing our compensation program, and establishes appropriate and competitive ranges of short-term and long-term compensation based upon the median of the peer group. Various components of executive compensation (e.g., base salaries, bonuses, equity compensation, retirement plan contributions, and other benefits) are compared to the peer group for similar positions. In addition, information on the usage of shares and related dilution levels for equity incentive plans is also prepared for and reviewed by the Compensation/Nominating Committee.

Our current peer group consists of similar-sized, strong-performing, publicly-traded bank holding companies primarily located in the United States Midwest and Mountain regions. The companies all provide a mix of retail and commercial products and services, along with financial services. The companies included in the 2012 analysis were:

NAME	CITY, STATE	TICKER SYMBOL
BancFirst Corporation	Oklahoma City, OK	BANF
Community Trust Bancorp, Inc.	Pikeville, KY	CTBI
First Financial Bankshares, Inc.	Abilene, TX	FFIN
Glacier Bancorp, Inc.	Kalispell, MT	GBCI
S&T Bancorp, Inc.	Indiana, PA	STBA
Western Alliance Bancorporation	Phoenix, AZ	WAL
Banner Corporation	Walla Walla, WA	BANR
Enterprise Financial Services Corp	Clayton, MO	EFSC
First Financial Corporation	Terre Haute, IN	THFF
National Penn Bancshares, Inc.	Boyertown, PA	NPBC
S.Y. Bancorp, Inc.	Louisville, KY	SYBT
CoBiz Financial Inc.	Denver, CO	COBZ
First Busey Corporation	Champaign, IL	BUSE
First Merchants Corporation	Muncie, IN	FRME
Republic Bancorp, Inc.	Louisville, KY	RBCAA
West Coast Bancorp	Lake Oswego, OR	WCBO

Consideration of Advisory Vote. As required by the Dodd-Frank Act and Section 14A of the Exchange Act, a “say-on-pay” advisory vote was submitted to our stockholders in 2012 regarding the compensation of our named executive officers. The Compensation/Nominating Committee believes that submitting the “say on pay” vote to our stockholders on an annual basis is in their best interest.
At each of our annual meetings in 2010, 2011, and 2012, over 97% of the shares present and entitled to vote on the advisory vote on executive compensation were in favor of our executive compensation program. The Compensation/Nominating Committee interprets this high level of approval as an indication our stockholders' endorsement of the compensation philosophy and structure. While these votes were with respect to our compensation programs in effect prior to the 2012 changes described in this CD&A, the Compensation/Nominating Committee believes that the changes described this year are consistent with our compensation philosophy and objectives.
Elements of Compensation

The compensation of executive officers is comprised of four primary components: base salary, cash bonus, equity compensation, and additional benefits. In establishing 2012 compensation, the Compensation/Nominating Committee remained true to its philosophy of retaining base salaries slightly below peer group median and established criteria and benchmarks to be achieved relative to our 1-Year and 5-Year business plans in determining bonuses and equity awards. Objective components of performance-based compensation are comprised of Heartland's return on equity, loan growth, deposit growth, non-performing assets, and net charge-offs. The subjective component of the executive officers' performance-based compensation emphasized the performance of subsidiaries versus the goals established in their 1-Year Plans. With respect to compensation that is intended to be performance-based compensation under Internal Revenue Code Section 162(m), the subjective component may only negatively impact the compensation determinations.
Base Salary. The Compensation/Nominating Committee regards base salary as an important component of executive compensation because it provides executives with a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution. The determination of base salary is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established. Additionally, past performance, internal pay equity and comparison to competitive salary practices in the peer group, are also considered.

For 2012, and given repayment of TARP during 2011, the Compensation/Nominating Committee decided to return to its historical practice of fixing base salaries at slightly below the median of peers and paying more of the aggregate compensation in incentive pay. Accordingly, the Committee established 2012 base salaries for four of the named executive officers at the same level as 2011. Our Compensation/Nominating Committee evaluated our financial results for 2012 and the contributing factors in determining both performance-based earnings for 2012 and in establishing base salaries and performance-based criteria for 2013. The following base salaries were set forth for 2013:

Named Executive Officer	2011	2012	2013
Lynn B. Fuller	$470,000	$470,000	$470,000
John K. Schmidt	$332,000	$332,000	$332,000
Kenneth J. Erickson	$263,000	$263,000	$265,000
Douglas J. Horstmann	$250,000	$250,000	$265,000
Brian J. Fox *	$—	$190,000	$210,000

* Not a named executive officer for 2011.

Mr. Horstmann's base salary increased because of his added responsibilities in supervising the expanding mortgage origination division, which is housed at Heartland's flagship bank, Dubuque Bank and Trust Company, of which Mr. Horstmann is President and CEO. Mr. Fox's increase in base salary reflects additional responsibilities he has assumed as Executive Vice President of Operations and his role in supervising the Human Resources Department.
Performance-Based Plan - Executive Bonuses. Although we have traditionally established an executive incentive plan that pays cash incentives based upon our 1-Year and 5-Year Plans of business operations, the executive compensation restrictions contained in the TARP rules prohibited Heartland from paying or accruing cash incentives on behalf of the top five most highly paid employees (as determined on an annual basis) during the TARP period that ended on September 15, 2011.
For 2012, given the elimination of TARP prohibitions, the Compensation/Nominating Committee reformulated its performance-based plan and kept the base salaries of the named executive officers at 2011 levels. Under the 2012 performance-based plan, the named executive officers of Heartland were entitled to incentive compensation as a percentage of their salaries. The targeted percentage that could be achieved was 40% for Mr. Fox, 45% for Mr. Horstmann, 60% for Mr. Erickson, 65% for Mr. Schmidt, and 75% of salary for Mr. Fuller, based upon achievement of up to six separate performance standards set forth in the tables below. For all executive officers, except Mr. Horstmann, who received a portion of his incentive compensation based upon performance at Dubuque Bank and Trust Company (“DB&T”), the performance standards were based upon overall performance of Heartland.

Messrs. Fuller and Schmidt
Performance Standard	Weighting	2012 Target	2012 Result
Return on Equity (1)	40.00%	15.75%	15.78%
Loan Growth, exclusive of acquisitions	20.00%	$300,000,000	$175,000,000
Deposit Growth, exclusive of acquisitions	20.00%	$300,000,000	$383,000,000
Nonperforming Assets/ to Total Loans	6.00%	2.50%	2.82%
Net Charge-Offs / to Average Loans	6.00%	0.50%	0.23%
5-Year Plan Achievement by Subsidiary Banks	8.00%	100.00%	70.00%

Mr. Erickson
Performance Standard	Weighting	2012 Target	2012 Result
Return on Equity (1)	40.00%	15.75%	15.78%
Loan Growth, exclusive of acquisitions	20.00%	$300,000,000	$175,000,000
Nonperforming Assets/ to Total Loans	15.00%	2.50%	2.82%
Net Charge-Offs / to Average Loans	15.00%	0.50%	0.23%
Citizens Finance Co. Income in Comparison with Budget	10.00%	$2,050,000	$2,831,000

Mr. Horstmann
Performance Standard	Weighting	2012 Target	2012 Result
Return on Equity	10.00%	11.00%	15.78%
DB&T Net Income	20.00%	$20,066,000	$28,551,000
DB&T Return on Average Tangible Equity	20.00%	15.00%	22.98%
DB&T Self-Originated Commercial and Agriculture Loans	20.00%	$763,261,000	$689,276,000
DB&T Average Deposits Balance (Excluding CDs)	15.00%	$689,053,000	$729,062,000
Heartland Mortgage Income in Comparison with Budget	15.00%	$13,449,000	$16,312,000

Mr. Fox
Performance Standard	Weighting	2012 Target	2012 Result
Return on Equity (1)	40.00%	15.75%	15.78%
Loan Growth, exclusive of acquisitions	15.00%	$300,000,000	$175,000,000
Deposit Growth, exclusive of acquisitions	15.00%	$300,000,000	$383,000,000
Company Wide Projects and Initiatives	30.00%	100.00%	100.00%

(1) The ROE target varies with peer results. For 120% score, target is peer plus 5.75%; for 100% score, target is peer plus 4.75%; for 60% score, target is peer plus 3.00%; and for 20% score, target is peer plus 1.70%

All of the targets listed above, with the exception of the ROE, have percentage payouts that cannot exceed 100% of target.  ROE, being the exception, has a maximum payout of 120% of target.  If 2012 performance does not achieve the targets as set forth above, bonus compensation is reduced on a pro-rata basis.  In the fourth quarter 2012, the Compensation/Nominating Committee established a maximum bonus payout based upon information available at that time.  Therefore, 50% of the estimated maximum bonus was paid in January 2013.  The Compensation/Nominating Committee retains negative discretion to adjust the remaining percentage downward, or not to pay the remainder, based upon peer financial performance and peer total compensation for the same year.  In May when proxy filings are available for our peer group, the Compensation/Nominating Committee will make their final determination as to the amount of remaining bonus to be paid to the executive officers based on the following two factors:  Heartland's financial performance relative to peer, and 2) Heartland's total compensation relative to the median total compensation for peer.
The Compensation/Nominating Committee believes these incentive plan payouts and potential payouts properly reflect our exceptional performance during 2012.

Equity Compensation. The Compensation/Nominating Committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. Our equity compensation program is also intended to support pay-for-performance, foster employee stock ownership, and focus the management team on increasing value for the stockholders. In addition, the Compensation/Nominating Committee believes that equity compensation provides balance to the overall compensation program, with the bonus program focusing on the achievement of year-to-year goals and the equity compensation program creating incentives for increases in stockholder value over a longer term. In the past, we have granted non-qualified stock options and performance-based restricted stock to our officers under our 2005 Long-Term Incentive Plan.
The Compensation/Nominating Committee created a new performance-based equity grant program in 2011 under which awards are earned based on achievement of Heartland's 5-Year Plan of business operations. The purpose of this program is to drive the achievement of the 1-Year and 5-Year Plan and other long-term business goals, enhance the ability to retain and attract senior leadership talent, provide compensation opportunities tied to long-term service and stockholder value, and reinforce our pay-for-performance and stockholder-alignment philosophy. The program is intended to complement other compensation elements such as salary, annual cash bonus, perquisites and benefits, and is used for a select group of executive management at both the holding company and subsidiary levels who are in a position to directly impact the ability to achieve our 5-Year Plan.
Unlike our prior 5-Year performance-based restricted stock program, under which awards of restricted stock were made in a single grant at the beginning of a 5-year performance period, this program involves grants of restricted stock units and involves a series of annual grants that have performance measures aligned with each year of our 5-Year Plan. Although the intent of this new program is to track as closely as possible to the 5-Year Plan performance goals, the Compensation/

Nominating Committee will have discretion and flexibility to modify annual grants under the program as Heartland’s business or industry changes.
Awards under the new program are made in the form of performance-based RSUs, reflecting the right to receive an unrestricted, freely transferable share of Heartland common stock in the future, provided that certain criteria are met. First, the RSUs must be “earned” by achieving the performance goals established in the 5-Year Plan. Second, the earned RSUs must become vested, which generally will require a two-year service period following the date they are earned. RSUs may be earned under the program based on the achievement of two key performance measures: (1) 70% based on earnings targets, and (2) 30% based on asset growth.
The first grants of performance-based RSUs were made to our senior management in October 2011. However, Mr. Fuller recommended that the five most highly compensated executive officers waive participation in this new performance-based RSU program until 2012 when Heartland had a full calendar year without TARP restrictions. The Compensation/Nominating Committee concurred and in October 2011, granted RSUs to key Heartland and subsidiary executives, excluding Messrs. Fuller, Schmidt, Erickson, and Horstmann. Mr. Fox was awarded 1,500 RSUs at that time because he was not one of the five most highly compensated executive officers, of which 1,078 were earned.
In January 2012, Messrs. Fuller, Schmidt, Erickson, Horstmann, and Fox were granted both the new performance-based RSUs, with goals and benchmarks established in accordance with 2012 performance under Heartland's 5-Year Plan of business operations, and time-based RSUs. In granting performance-based RSUs to the named executive officers, the Compensation/Nominating Committee considered the overall allocation of RSUs to ensure that the number of performance-based RSUs granted were equal to or greater than the number of time-based RSUs granted to each executive officer, as well as to all other participants in the program.
The time-based RSUs granted in 2012 will become 100% vested after a period of five years with one-third vesting on the third, fourth and fifth anniversaries of grant date, in accordance with the terms of the time-based RSU agreements, which require the executives to be employed by the Company at the time of vesting in order to receive the shares of Heartland common stock.
In January 2012, the following RSUs, half of which were performance based and half of which were time based, were granted to the following executive officers: Mr. Fuller 16,500, Mr. Schmidt 11,200, Mr. Erickson 6,500, Mr. Horstmann 6,376, and Mr. Fox 3,500. For each executive officer, one-half of the RSUs granted were performance-based, and one-half were time-based. In January 2013, the executive officers were also granted performance-based and time-based RSUs, with similar performance measures and relative weighting as established for those RSUs granted in January 2012. The Compensation/Nominating Committee took into consideration the increase in value of Heartland common stock in January 2013, versus the value in January 2012, and adjusted the number of RSUs granted in 2013 to reflect the increased value of Heartland common stock. Therefore, the total number of RSUs granted to the executive officers in January 2013 was reduced in number from the 2012 grants. Each officer's grant represented one-half performance-based RSUs and one-half time-based RSUs for total RSUs granted to each officer as follows: Mr. Fuller, 11,550 RSUs; Mr. Schmidt, 7,850 RSUs; Mr. Erickson, 4,550 RSUs; Mr. Horstmann, 4,500 RSUs; and Mr. Fox, 2,940 RSUs.
Stock Ownership and Retention Guidelines. To reinforce our philosophy of equity ownership for executives and to further align the interest of our executives with our stockholders, we have share retention and ownership guidelines for our executives, including our named executive officers and the presidents of our bank subsidiaries. The stock ownership guidelines vary based upon position, and for our named executive officers, range from 30,000 to 100,000 shares. Executives subject to our ownership policy are required to retain a portion of shares received from equity awards until the guideline level is attained. All named executive officers currently exceed the guidelines, other than Mr. Fox, who became one of the five most highly compensated executive officers in 2012.
Other Compensation and Benefits. We have historically provided perquisites and other types of non-cash benefits on a limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation, and minimize expenses. Such non-cash benefits, when provided, can include the use of a company-owned vehicle and payment of 50% of country club or social club dues. The following executive officers are provided the use of a company owned vehicle: Mr. Fuller, as our President and Chief Executive Officer; Mr. Schmidt, as our Executive Vice President, Chief Operating Officer and Chief Financial Officer; and Mr. Horstmann, as the president of Dubuque Bank and Trust Company. Consistent with our philosophy, the annual value of the above non-cash benefits is, in the aggregate, less than $10,000 for each executive.
Heartland is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at various Heartland locations, particularly in the West, Southwest and Minnesota. The jet also provides transportation for

Heartland executives to business meetings and transports Heartland executives, directors, major stockholders, and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit; however, on occasion, and subject to applicable regulations, an executive officer's or a director's family member may board a flight if an empty seat is available on a regularly-scheduled business flight. We believe such usage does not create any incremental cost to Heartland.
Heartland does provide additional life insurance benefits to certain officers of Heartland under a number of different executive life insurance programs. The dollar value of these benefits for 2012 was $1,488 for Mr. Fuller; $7,529 for Mr. Schmidt; $19,497 for Mr. Horstmann; $726 for Mr. Erickson; and $0 for Mr. Fox.
Executive officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees, including our 2006 Employee Stock Purchase Plan, health insurance plans and a defined contribution retirement savings plan. Although the named executive officers did not participate in the Employee Stock Purchase Plan in 2009, 2010, and 2011 because of TARP restrictions, our executive officers did participate in the Employee Stock Purchase Plan in 2012 and are participants in 2013.

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers for the fiscal years ended December 31, 2012, 2011, and 2010.

SUMMARY COMPENSATION
Name & Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Lynn B. Fuller President & Chief Executive Officer	2012	$470,000	$268,620	$158,026	$21,760	$918,406
	2011	$470,000	$158,130	—	$21,286	$649,416
	2010	$460,000	$125,550	—	$19,142	$604,692
John K. Schmidt Executive Vice President, Chief Operating Officer & Chief Financial Officer	2012	$332,000	$182,336	$97,743	$27,782	$639,861
	2011	$332,000	$126,504	—	$27,412	$485,916
	2010	$325,000	$104,625	—	$25,291	$454,916
Kenneth J. Erickson Executive Vice President	2012	$263,000	$105,820	$70,363	$20,998	$460,181
	2011	$263,000	$79,065	—	$20,572	$362,637
	2010	$260,000	$69,750	—	$18,482	$348,232
Douglas J. Horstmann Executive Vice President	2012	$250,000	$103,802	$56,338	$39,769	$449,909
	2011	$250,000	$79,065	$20,052	$39,380	$388,497
	2010	$245,000	$69,750	—	$37,259	$352,009
Brian J. Fox (5) Executive Vice President	2012	$190,000	$56,980	$36,900	$18,460	$302,340

(1) The amounts shown include amounts deferred at the discretion of the executive officer under our retirement plan.
(2) The amounts shown represent the grant date fair market value of restricted stock units computed in accordance with FASB ASC Topic 718. Such restricted stock units are comprised of 50% time-based vesting and 50% performance-based vesting units. With respect to the performance-based units, the value reflected assumes that the highest level of performance conditions will be achieved. See the discussion of equity awards in Note 16 of our financial statements for the year ended December 31, 2012, for all assumptions made in the valuation of the restricted stock units.

(3) Annual bonuses for 2012 cannot be determined until peer financial performance and peer median total compensation information is available. With the exception of Mr. Horstmann, bonuses are based on the satisfaction of pre-established performance targets that are communicated to the executives, with a portion of the bonus amount subject to downward adjustment at the Compensation/Nominating Committee’s sole discretion. Mr. Horstmann is also a bank president and his performance is primarily based on DB&T’s performance, not peer group data. Once all peer group data is available, which is estimated to be in May 2013, the Compensation/Nominating Committee will be able to determine total median compensation and calculate the remainder of the bonus. The amounts reflected in this column represent the amounts paid in January 2013, which reflected a 50% payout of the estimated total bonus amount. If Heartland’s performance is comparable to peer financial performance and peer median total compensation, total annual bonuses for 2012 will be as follows: $289,664 for Mr. Fuller, $177,332 for Mr. Schmidt, $128,914 for Mr. Erickson, $114,264 for Mr. Horstmann, and $68,111 for Mr. Fox. The final determination will be made after the companies included in the benchmarking peer group have filed both their 10-K and proxy statements for 2012.

(4) The table below sets forth the elements of “All Other Compensation” provided in 2012 to our named executive officers.
Name	Employer Contributions to Retirement Plan	Employer Payment to Executive Life Insurance Bonus Plan	Executive Split-Dollar Life Insurance Program	Long Term Disability Premium	Total
Lynn B. Fuller	$20,000	$—	$1,488	$272	$21,760
John K. Schmidt	$20,000	$7,529	$—	$253	$27,782
Kenneth J. Erickson	$20,000	$—	$726	$272	$20,998
Douglas J. Horstmann	$20,000	$19,497	$—	$272	$39,769
Brian J. Fox	$18,189	$—	$—	$272	$18,460

(5) Mr. Fox became an executive officer in 2012.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made during 2012 to named executive officers:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
Lynn B. Fuller
Annual Bonus	—	$—	$352,500	$380,700	—	—	—	—	$—
Performance- Vesting RSUs	01/17/2012	$—	$—	$—	0	8,250	8,250	—	$134,310
Time-Vesting RSUs	01/17/2012	$—	$—	$—	—	—	—	8,250	$134,310
John K. Schmidt
Annual Bonus	—	$—	$215,800	$233,064	—	—	—	—	$—
Performance- Vesting RSUs	01/17/2012	$—	$—	$—	0	5,600	5,600	—	$91,168
Time-Vesting RSUs	01/17/2012	$—	$—	$—	—	—	—	5,600	$91,168
Kenneth J. Erickson
Annual Bonus	—	$—	$157,800	$170,424	—	—	—	—	$—
Performance- Vesting RSUs	01/17/2012	$—	$—	$—	0	3,250	3,250	—	$52,910
Time-Vesting RSUs	01/17/2012	$—	$—	$—	—	—	—	3,250	$52,910
Douglas J. Horstmann
Annual Bonus	—	$—	$112,500	$129,375	—	—	—	—	$—
Performance- Vesting RSUs	01/17/2012	$—	$—	$—	0	3,188	3,188	—	$51,901
Time-Vesting RSUs	01/17/2012	$—	$—	$—	—	—	—	3,188	$51,901
Brian J. Fox
Annual Bonus	—	$—	$76,000	$82,080	—	—	—	—	$—
Performance- Vesting RSUs	01/17/2012	$—	$—	$—	0	1,750	1,750	—	$28,490
Time-Vesting RSUs	01/17/2012	$—	$—	$—	—	—	—	1,750	$28,490

(1) The amounts shown represent possible annual cash bonus payments for 2012 performance. Heartland’s annual cash bonus program (including the applicable performance targets) is described in the section entitled “Performance-Based Plan - Executive Bonuses” in the Compensation Discussion and Analysis above. Bonus payments for 2012 are shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2) The amounts shown represent performance-based RSUs granted in 2012. Heartland’s equity compensation program (including the applicable performance targets, earning and vesting schedules) is described in the section entitled “Equity Compensation” in the Compensation Discussion and Analysis above.

(3) Because there is the possibility of no annual bonus payment if the performance objectives are not met, the threshold amount is deemed to be zero.
(4) Because there is the possibility that no performance-based RSUs will be earned if the performance objectives are not met, the threshold amount is deemed to be zero.
(5) The amounts shown represent time-based RSUs granted in 2012. Heartland’s equity compensation program (including the applicable vesting schedules) is described in the section entitled “Equity Compensation” in the Compensation Discussion and Analysis above.

(6) The amounts shown represent the grant date fair market value of RSUs computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards

The following table sets forth information concerning non-exercised stock options and non-vested RSUs held at December 31, 2012, by the named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lynn B. Fuller	01/24/2008	0	2,667	(2)	$18.60	01/24/2018	—		$—
	01/16/2007	10,000	—		$29.65	01/16/2017	—		$—
	01/17/2012	—	—		$—	—	8,250	(3)	$215,738
	01/17/2012	—	—		$—	—	8,250	(4)	$215,738
	01/18/2011	—	—		$—	—	9,000	(4)	$235,350
	01/19/2010	—	—		$—	—	9,000	(4)	$235,350
John K. Schmidt	01/24/2008	—	1,333	(2)	$18.60	01/24/2018	—		$—
	01/16/2007	5,000	—		$29.65	01/16/2017	—		$—
	02/06/2006	4,000	—		$21.60	02/06/2016	—		$—
	02/10/2005	10,000	—		$21.00	02/10/2015	—		$—
	01/17/2012	—	—		$—	—	5,600	(3)	$146,440
	01/17/2012	—	—		$—	—	5,600	(4)	$146,440
	01/18/2011	—	—		$—	—	7,200	(4)	$188,280
	01/19/2010	—	—		$—	—	7,500	(4)	$196,125
Kenneth J. Erickson	01/24/2008	1,333	667	(2)	$18.60	01/24/2018	—
	01/16/2007	2,000	—		$29.65	01/16/2017	—
	02/06/2006	2,000	—		$21.60	02/06/2016	—
	02/10/2005	4,000	—		$21.00	02/10/2015	—
	01/17/2012	—	—		$—		3,250	(3)	$84,988
	01/17/2012	—	—		$—		3,250	(4)	$84,988
	01/18/2011	—	—		$—		4,500	(4)	$117,675
	01/19/2010	—	—		$—		5,000	(4)	$130,750
Douglas J. Horstmann	01/24/2008	1,000	500	(2)	$18.60	01/24/2018	—		$—
	01/16/2007	1,500	—		$29.65	01/16/2017	—		$—
	02/06/2006	1,500	—		$21.60	02/06/2016	—		$—
	02/10/2005	3,000	—		$21.00	02/10/2015	—		$—
	01/20/2004	3,000	—		$19.48	01/20/2014	—		$—
	01/17/2012	—	—		$—	—	3,139	(3)	$82,085
	01/17/2012	—	—		$—	—	3,188	(4)	$83,366
	01/18/2011	—	—		$—	—	4,500	(4)	$117,675
	01/19/2010	—	—			—	5,000	(4)	$130,750
Brian J. Fox	01/17/2012	—	—		$—	—	1,750	(3)	$45,763
	01/17/2012	—	—		$—	—	1,750	(4)	$45,763
	09/30/2011	—	—		$—	—	1,078	(5)	$28,190
	01/18/2011	—	—		$—	—	1,800	(4)	$47,070
(1) Market values for outstanding stock awards are based on the closing price of Heartland common stock on December 31, 2012 (the last trading day of the year) of $26.15.
(2) Vested on January 24, 2013.
(3) Reflect performance-based RSUs that were earned in 2012 based upon satisfaction of 2012 performance targets. Such earned RSUs vest fully on December 31, 2014, subject to the continued employment of the officer.

(4) Reflect time-based RSUs that vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date, subject to the continued employment of the officer.
(5) Reflect performance-based RSUs that were earned in 2011 based upon satisfaction of 2011 performance targets. Such earned RSUs vest fully on December 31, 2013, subject to the continued employment of the officer.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option awards exercised and restricted stock awards vested during 2012 for the named executive officers:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Lynn B. Fuller	45,333	$220,291	4,742	$77,200
John K. Schmidt	23,166	$192,868	1,897	$30,883
Kenneth J. Erickson	7,000	$41,280	948	$15,433
Douglas J. Horstmann	4,500	$43,050	579	$9,426
Brian J. Fox	—	$—	—	$—

(1) The amounts in this column were calculated by multiplying the number of shares acquired on exercise by the difference between the exercise price per share and the market value per share of Heartland common stock on the date of exercise.

(2) The amounts in this column were calculated by multiplying the number of vested shares by the market value per share of Heartland common stock on the date the shares vested.

Potential Payments upon Termination or Change in Control

As described below, we maintain several employee benefit plans that provide for payments upon death or involuntary termination, and have entered into change in control agreements with our executive officers that provide payments upon involuntary termination after a change in control. We believe these plans help ensure the continuity of our management and staff, and allow them to function more objectively, and in a manner that is in the best interests of stockholders, in the face of corporate changes.

Payments Made Upon Death. Heartland has a Split-Dollar Life Insurance Plan and an Executive Supplemental Life Insurance Plan that provide death benefits to the designated beneficiaries of the officers who have been enrolled in the plans. Until 2009, only those officers who were in a position of Vice President or higher and had provided at least three years of service to Heartland were eligible to participate in those plans. Beginning in 2009, participation was further limited to persons in the position of Senior Vice President, or higher, with at least three years of service. The combined death benefit under these plans is two times current compensation at the time of termination (salary plus bonus or commission), not to exceed $1 million. For those participants that entered the plans prior to 2008, this benefit continues for the officer when employment has terminated as a result of disability, retirement, or a change in control. For those participants that entered the plans in 2008 or later, this benefit continues for the officer when employment has terminated as a result of disability or a change in control.

On December 31, 2007, Heartland terminated participation in these life insurance plans for officers not then qualifying for early retirement. Included in this terminated group were Messrs. Schmidt and Horstmann. An Executive Life Insurance Bonus Plan was adopted by Heartland for all the officers whose participation in the split-dollar life insurance plans had been terminated. The bonus plan provides for a bonus amount equal to the annual premium on a life insurance policy purchased for the officer, paid directly to the insurance company, that is designed to provide a death benefit equal to two times salary at December 31, 2007, with annual increases of 5% per year until retirement at age 65. Additionally, the policies were designed for premium payments until age 65 that would be adequate to fund continued coverage through age 80 with no premium payments after age 65. The plan also provides for a payment of 40% of the premium (in January of each year) directly to the employee. Messrs. Schmidt and Horstmann waived their right to the 40% of annual premium amount. Under this new plan, there will be no continuation of premium payments by Heartland after the employee has left employment with Heartland for any reason other than disability or change in control. The employee is the owner of the policy and may continue to make premium payments or cash out the policy upon leaving the employment of Heartland.

If employment of any of our officers who have received equity awards is terminated due to death, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of death. The terms of our performance-based RSU agreements provide that, upon termination due to death, all earned shares become fully vested and any unearned shares are forfeited. Additionally, the terms of our standard time-vested RSU agreement provide that, upon termination due to death, all unvested RSUs immediately vest.

Payments Made Upon Disability. All full-time employees of Heartland who have been employed at least six months are eligible for a long-term disability benefit. The benefit for full-time employees, which begins after 90 days of total disability, is a monthly payment equal to 60% of regular monthly earnings, with a maximum monthly benefit of $5,000. All full-time officers of Heartland are eligible for a long-term disability benefit equal to 66 2/3% of regular monthly earnings, with a maximum monthly benefit of $7,000, totaling $84,000 on an annual basis. Eligibility for officers is the same as that for full-time employees. The monthly payments continue until the participant dies, ceases to have a disability, or reaches age 65. The benefit includes an annual increase and a survivor benefit of one lump sum payment equal to three times the employee’s last full monthly benefit.

If employment of any of our officers who have received equity awards is terminated due to disability, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of disability. The terms of our performance-based RSU agreements provide that, upon termination due to disability, all earned shares become fully vested and any unearned shares are forfeited. Additionally, the terms of our standard time-vested RSU agreement provide that, upon termination due to disability, all unvested RSUs immediately vest.

The Executive Life Insurance Bonus Plan, under which Messrs. Schmidt and Horstmann are participants, requires a lump sum premium payment at the date of termination due to disability sufficient to provide the scheduled death benefit until age 80. Additionally, the participant is to be paid an amount equal to 40% of such lump sum payment. The lump sum payment may not, however, exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Retirement. If employment of any of our officers who have received equity awards is terminated due to retirement, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 6 months of the date of retirement. For stock options granted in 2008, retirement is defined as any termination of employment on or after the date the officer reaches the age of 65 and has provided 10 years of service to Heartland. RSU awards will terminate upon the termination of employment, but will continue to vest after retirement under the original vesting schedule, except for those RSUs granted in 2010 and 2011, for which vesting will continue only if retirement occurs on or after the second anniversary of the award date. For RSUs granted in 2010 and 2011, retirement is defined as reaching the age of 62 and having provided at least 10 years of service to Heartland, and for RSUs granted in 2012, reaching age 62 and having provided at least 5 years of service.

Payments Made Upon Change In Control. Change In Control Agreements are in place for each of the named executive officers. The agreements provide that, if the officer’s employment is terminated by Heartland other than for “cause,” or is terminated by the officer for “good reason,” within 6 months prior to, or 24 months after, a change in control of Heartland, then the officer is entitled to a special severance payment. The severance payment is equal to a multiple of 1 to 2 times the sum of (1) the officer’s salary, plus (2) the average of the three most recent bonuses paid to the officer, plus (3) the average of the three most recent contributions made on behalf of the officer to Heartland’s retirement plan. For Mr. Fuller the multiple is 2 times, for Mr. Schmidt 1.75 times, for Mr. Erickson 1.5 times, and for Messrs. Horstmann and Fox, 1 time. The agreements also provide for continuation of insurance benefits after termination for 12 to 24 months and for out-placement services or training in an amount not to exceed one-fourth of base compensation. The agreements do not provide for the payment of “gross-ups” to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements and if any payments under the agreements would constitute an “excess parachute payment” under the Internal Revenue Code of 1986, as amended, the aggregate amount due under the agreement will be reduced to one dollar less than the amount that would cause an excess parachute payment. The agreements define “cause” as (1) the continued willful failure, after 20 days notice, to perform employment obligations, (2) conviction of a felony or crime of embezzlement or fraud, (3) breach of fiduciary responsibility, or (4) an act of dishonesty that materially injures Heartland. “Good reason” for termination under the agreements is defined to include (1) an adverse change in the nature, scope or status of the officer’s position, including a failure to continue in the position as an executive officer of a public company, (2) a reduction in compensation or benefits, (3) a relocation of work by more than 50 miles or increase in travel obligations, or (4) a failure by the acquiring entity to assume the agreement or to comply with the agreement. A “change in control” is defined in the agreements to include: (i) the acquisition by a person of 51% or more of Heartland’s voting securities; (ii) the election of persons to constitute a majority of the Board who were not nominated by our Board or one of its committees; (iii) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (iv) the liquidation or dissolution of Heartland.

The change in control agreements contain confidentiality obligations with respect to confidential and non-public information of Heartland and its subsidiaries that survive termination indefinitely, as well as covenants against competition by the executive within 50 miles of Heartland's main office or 25 miles of any branch office at which the executive has provided services, and against soliciting employees and customers of Heartland for a period of 18 months after termination.
Our standard stock option and RSU agreements contain terms that provide for the acceleration of the vesting of any non-vested stock options or RSUs upon a change in control. Under the standard stock option agreement, the options become fully exercisable and expire if not exercised within 6 months of the date of a change in control. Under the standard RSU agreement, all RSUs awarded vest immediately.

The Executive Life Insurance Bonus Plan, under which Messrs. Schmidt and Horstmann are participants, requires a lump sum premium payment sufficient to provide the scheduled death benefit at the date of the change in control until age 80. Additionally, the participant is to be paid an amount equal to 40% of such lump sum payment. Notwithstanding the foregoing, the lump sum payment will not exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Termination. Except for the benefits upon termination on death, disability, retirement, or a change in control discussed above, no additional payments or benefits will accrue or be paid upon termination of a named executive officer.

The following table shows potential payments to the named executive officers upon disability, death, retirement, or involuntary termination upon a change in control of Heartland. The amounts shown assume that termination was effective as of December 31, 2012, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2012. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement (4)	Involuntary Termination Payments Upon Change In Control (5)
Lynn B. Fuller	Annual Base Pay	$—	$84,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$972,275
	Health/Welfare Benefits(1)	$—	$—	$—	$32,904
	Out-Placement Counseling(2)	$—	$—	$—	$121,534
	Value of Acceleration of Stock Awards(3)	$922,311	$922,311	$686,961	$922,311
	Split-Dollar Life Insurance	$941,543	$—	$—	$—
John K. Schmidt	Annual Base Pay	$—	$84,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$609,240
	Health/Welfare Benefits(1)	$—	$110,641	$—	$139,768
	Out-Placement Counseling(2)	$—	$—	$—	$87,034
	Value of Acceleration of Stock Awards(3)	$687,349	$687,349	$—	$687,349
	Life Insurance	$841,247	$—	$—	$—
Kenneth J. Erickson	Annual Base Pay	$—	$84,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$418,706
	Health/Welfare Benefits(1)	$—	$—	$—	$24,192
	Out-Placement Counseling(2)	$—	$—	$—	$69,784
	Value of Acceleration of Stock Awards(3)	$423,436	$423,436	$—	$423,436
	Split-Dollar Life Insurance	$526,000	$—	$—	$—
Douglas J. Horstmann	Annual Base Pay	$—	$84,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$272,806
	Health/Welfare Benefits(1)	$—	$12,338	$—	$28,466
	Out-Placement Counseling(2)	$—	$—	$—	$68,202
	Value of Acceleration of Stock Awards(3)	$417,651	$417,651	$—	$417,651
	Life Insurance	$566,008	$—	$—	$—
Brian J. Fox	Annual Base Pay	$—	$84,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$206,438
	Health/Welfare Benefits(1)	$—	$—	$—	$16,320
	Out-Placement Counseling(2)	$—	$—	$—	$51,610
	Value of Acceleration of Stock Awards(3)	$166,785	$166,785	$—	$166,785
	Life Insurance (6)	$—	$—	$—	$—

(1) The amounts reflected will be paid in equal monthly payments for the number of months specified for each officer as follows: Mr. Fuller - 24 months, Mr. Schmidt - 21 months, Mr. Erickson - 18 months and Messrs. Horstmann and Fox - 12 months. None of the severance amounts were reduced to avoid exceeding the 280G limitation. The health/welfare benefits amounts for Messrs. Schmidt and Horstmann include the payments required under the Executive Life Insurance Bonus Plan.

(2) The amounts reflected on this line are the maximum amounts allowed and are to be paid in the form of either (i) reimbursement of the expenses incurred for out-placement counseling within the 12-month period following the termination date, or (ii) a pre-paid executive level program.

(3) The amounts on this line reflect the value of acceleration in the vesting of RSU awards and were determined by multiplying the number of shares that vest by $26.15, the closing market price of a share of our common stock on December 31, 2012. The amounts also reflect the value of accelerated vesting of unexercisable stock options, determined by multiplying the number of unexercisable options with respect to each officer by the difference between the exercise price of those options ($18.60) and the closing market price of Heartland stock on December 31, 2012 ($26.15).

(4) For the purposes of this calculation, it is assumed that all shares will be earned even though they continue to be subject to the earning provisions as if the officer had continued employment with Heartland.

(5) For the purposes of the Value of Acceleration of Stock Awards row of this column, it is assumed that the performance-based RSU agreements are not fully assumed in the change in control and, therefore, all shares immediately vest. All other stock awards immediately vest upon a change in control, whether or not the executive terminates employment.

(6) Mr. Fox is not eligible for life insurance as the current policy requires the employee to have a minimum of 3 years of service and be less than the early retirement age as defined by the Social Security Administration.

Compensation/Nominating Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2012. We also certify that we have reviewed with senior risk officers of Heartland, the incentive compensation arrangements for named executive officers (those officers listed in the Summary Compensation Table above) and have made reasonable efforts to ensure that such arrangements do not encourage those named executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Members of the Compensation/Nominating Committee,
Mark C. Falb
John W. Cox, Jr.
Thomas L. Flynn
James R. Hill

TRANSACTIONS WITH MANAGEMENT

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had banking transactions with one or more of Heartland's subsidiaries during 2012. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit, and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank's Board of Directors in accordance with the bank regulatory requirements. Additionally, the Audit/Corporate Governance Committee charter provides that the committee will consider and approve other material non-lending transactions between a "related person" and Heartland, or its subsidiaries, to ensure that such transactions are done at arm's length and do not affect a director's independence. For such purposes, a “related person” includes any officer or director, or any nominee for director, of Heartland, any holder of 5% or more of our common stock, or any immediate family member of those persons.

As part of a private placement to several unaffiliated purchasers, Kendall Hunt Publishing Company, a company for which Mark C. Falb, a director of Heartland, is Chairman and a principal stockholder, purchased $5 million of Heartland's Senior Notes in January 2012. The Senior Notes sold to Kendall Hunt were on the same terms as Senior Notes sold to unaffiliated purchasers in the same placement and we believe that such terms, including interest rates, were the same as those prevailing at the time for comparable transactions. The sale of the Senior Notes to Kendall Hunt was specially approved by Heartland's Board of Directors, without Mr. Falb's participation.

Dubuque Bank and Trust Company has contracted with an interior design studio, the FloorShow Companies, for approximately $385,000 of remodeling services, flooring, and furniture to renovate the main floor and lobby of its principal office in Dubuque, Iowa.   John K. Schmidt, a director and Heartland's Chief Operating Officer, Executive Vice President and Chief Financial Officer, together with his spouse, own approximately 23% of the FloorShow Companies, and his sister and brother-in-law own much of the balance of the FloorShow Companies.  The FloorShow Companies, which is a leading design studio in Dubuque, was engaged by the officers of Dubuque Bank and Trust Company without Mr. Schmidt's recommendation and without his participation.  The contract with the FloorShow Companies, which is on terms that Heartland believes are at least as favorable as could be obtained from an unaffiliated third party, was ratified by the Audit/Corporate Governance Committee of Heartland on March 12, 2013.

Heartland has signed a purchase agreement to sell to CONLAN Land Development, LLC, for $937,500, 29.44 acres of undeveloped land in Fountain Hills, Arizona, that was acquired by Heartland from Arizona Bank & Trust after that subsidiary bank foreclosed on the property in May 2010.  The property had been listed for sale since 2010. Heartland received only one written offer to purchase the property in December of 2010 for $975,000. After completing due diligence, the buyer withdrew the offer. The property was also listed in an on-line auction in November 2011, but failed to receive any bids. Although the property was most recently appraised in March 2012 at $1,090,000, Heartland estimates that its value has continued declining approximately 5% to 10% per year and that the sale price is consistent with its current value.  The sale of the property to CONLAN Land Development, LLC at a purchase price of $937,500 exceeded the book value of the asset by $11,251. When including all estimated closing costs, a loss on sale of assets in the amount of $16,874 will be realized. The James F. Conlan

Trust is the sole manager and owner of CONLAN Land Development, LLC. Mr. James F. Conlan, the trustee and beneficiary of the trust, is a director of Heartland and the brother-in-law of Lynn B. Fuller, Heartland's Chairman and Chief Executive Officer. The sale to CONLAN Land Development, LLC, which Heartland believes is on terms at least as favorable to Heartland as could be obtained from an unaffiliated third party, was approved by the Board of Directors of Heartland on January 22, 2013. At the March 12, 2013, Audit/ Corporate Governance Committee meeting, the transaction was pre-approved prior to the closing date of March 31, 2013, with the condition that Heartland would acquire a written opinion letter from a competent broker assessing the current value of the property.

Stockholder Return Performance Presentation

The following table and graph show a five-year comparison of cumulative total returns for Heartland Financial USA, Inc., the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The table and graph were prepared at our request by SNL Financial LC.

		Period Ending
Index	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012
Heartland Financial USA, Inc.	$100	$113.03	$81.07	$101.22	$91.38	$159.37
NASDAQ Composite	$100	$60.02	$87.24	$103.08	$102.26	$120.42
NASDAQ Bank	$100	$78.46	$65.67	$74.97	$67.1	$79.64

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
ASSUMES $100 INVESTED ON DECEMBER 31, 2006

*Total return assumes reinvestment of dividends

AUDIT/CORPORATE GOVERNANCE COMMITTEE REPORT

The Audit/Corporate Governance Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit/Corporate Governance Committee also reviews the audited financial statements and recommends to the Board that they be included in our annual report on Form 10-K.

The Audit/Corporate Governance Committee has:

*	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2012, with our management and KPMG LLP, our independent registered public accounting firm;
*	discussed with KPMG LLP the matters required to be discussed by PCAOB AU Sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees; and
*
received and discussed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions with management and KPMG LLP, the Audit/Corporate Governance Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Members of the Audit/Corporate Governance Committee,
Mark C. Falb
John W. Cox, Jr.
Thomas L. Flynn
James R. Hill

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since June 1994 and our Audit/Corporate Governance Committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements, and audit of internal controls, follows:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$645,000	$520,000
Audit-Related Fees	$101,000	$47,500
Tax Fees	$172,750	$127,325
All Other Fees	$—	$—
Total	$918,500	$694,825

The Audit/Corporate Governance Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP is incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the Audit/Corporate Governance Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit/Corporate Governance Committee has adopted a policy requiring pre-approval of any audit and permissible non-audit services to be provided by our independent registered public accounting firm if the fees for those services are anticipated to exceed $25,000. These services include audit and audit-related services, tax services and other services. In the case of fees for audit, audit-related, tax and other permissible services that are not expected to exceed $25,000, the fees are subject to ratification by the Audit/Corporate Governance Committee. All of the fees earned by KPMG LLP described above were attributable to services pre-approved by the Audit/Corporate Governance Committee.

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although we are not required to do so, our Board of Directors recommends that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit/Corporate Governance Committee of the Board of Directors will consider the matter of the appointment.

The Board of Directors recommends that you vote your shares FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm.

PROPOSAL 3 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, Heartland's compensation program during the past three years has been reflective of its results of operations. The objective of our Board has been to provide salary levels to our executives that adequately compensate them relative to their peers and longer-term incentives that both align executive officer compensation with the success of meeting long-term strategic operating and financial goals, and minimizing risks to Heartland. The Board believes our compensation policies and procedures achieve these objectives. As required by the Dodd-Frank Act and Section 14A of the Exchange Act, this proposal was submitted to shareholders in 2012 for their approval, on an advisory basis, regarding the frequency of voting on say-on-pay for the compensation of our named executive officers. The majority of shareholders, approximately 75%, voted for an annual say-on-pay advisory vote for our named executive officers. Therefore, this proposal is set forth in the following resolution:

RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion contained in the Heartland proxy statement dated April 10, 2013.

Your vote is advisory and will not be binding upon the Compensation/Nominating Committee. The Compensation/Nominating Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends that you vote your shares FOR the approval of Heartland's executive compensation.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in our best interests.

Sincerely,

Lynn B. Fuller
Chairman of the Board
Dubuque, Iowa
April 10, 2013
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

PROXY	Please mark your votes like this:	☒
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1; AND FOR PROPOSALS 2 AND 3.

The Board of Directors recommends a vote FOR the election of the following director nominees:			The Board of Directors recommends a vote FOR the following two proposals:

1. ELECTION OF DIRECTORS: Class II Directors (Term Expires 2016):			2. RATIFY THE APPOINTMENT OF KPMG LLP as Heartland Financial USA Inc.’s independent registered accounting firm for the year ending December 31, 2013
1. Mark C. Falb	☐ FOR	☐ WITHHOLD	☐ FOR	☐ AGAINST	☐ ABSTAIN
2. John K. Schmidt	☐ FOR	☐ WITHHOLD	3. APPROVE EXECUTIVE COMPENSATION (advisory note) related to the compensation of Heartland Executives
3. Duane E. White	☐ FOR	☐ WITHHOLD
			☐ FOR	☐ AGAINST	☐ ABSTAIN
4. CONSIDER ALL OTHER MATTERS that may properly come before any adjournments or postponements thereof.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature: ____________________________		Signature: ________________________________		Date: ________________________________, 2013
NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

VOTE BY INTERNET OR TELEPHONE
Q U I C K ★★★ E A S Y ★★★ I M M E D I AT E
As a stockholder of Heartland Financial USA, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 21, 2013.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by mail:
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

PROXY

ANNUAL MEETING PROXY CARD
FOR COMMON SHARES SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF HEARTLAND FINANCIAL USA, INC. TO BE HELD ON MAY 22, 2013

The undersigned hereby appoints Lynn B. Fuller and John K. Schmidt, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the annual meeting of stockholders of Heartland Financial USA, Inc., to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on the 22nd day of May, 2013, at 6:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 22, 2013

The proxy statement and our 2012 Annual Report to Stockholders are available at http://www.htlf.com